Exhibit 99(a)(5)(H)

                                                                           6021        page1/1  15 July 2001
ASIC registered agent number	269 - Sydney
lodging party or agent name	Allens Arthur Robinson
office, level, building name or PO Box no	Level 28, Deutsche Bank Place
street number & name	Corner of Hunter and Phillip Streets
suburb/city	Sydney	state/territory	NSW	postcode	2000
telephone	( )

facsimile	( )					ASS.	☐	REQ-A	☐
DX number	suburb/city					CASH.	☐	REQ-P	☐
Ref	RXKS:ALWS					PROC	☐

Australian Securities & Investments Commission Notice of compulsory acquisition following takeover bid	form 6021 Corporations Act 2001 661B(1)(a)

To	the person whose name and address are set out in the enclosed letter

Securities of Rinker Group Limited (ABN 53 003 433 118) (the "Company")

1.	Under an Off Market Bid, offers were made by CEMEX Australia Pty Limited (ACN 122 401 405) in respect of the acquisition of:

·	ordinary shares in the Company ("Shares"); and
·	American depositary shares issued by JPMorgan Chase Bank, N.A., in its capacity as the depositary of the Company's American Depositary Receipt program, with each American depositary share representing beneficial interests in 5 Shares.

The offers are scheduled to close on Monday 16 July 2007 at 7.00pm (Sydney time) / 5.00am (New York time).

2.	You are, or are entitled to be, registered as the holder of Shares in respect of which an offer was made, but have not accepted the takeover offer.

3.
The bidder hereby gives you notice under subsection 661B(1) of the Corporations Act 2001 (“the Act”) that the bidder has become entitled pursuant to subsection 661A(1) of the Act to compulsorily acquire your Shares and desires to acquire those Shares.

4.
Under section 661D of the Act, you have the right, by notice in writing given to the bidder within one month after this notice is lodged with ASIC, to ask the bidder for a written statement of the names and addresses of everyone else the bidder has given this notice to.

5.
You are entitled, within one month after being given this notice, or within 14 days after being given a statement requested under section 661D of the Act (as referred to in paragraph 4 of this notice), whichever is the later, by notice in writing to the bidder, to elect which of the following forms of consideration will apply to the acquisition of your Shares:

•  OPTION 1:

US$15.85 per Share converted into, and then paid to you in, Australian dollars using the exchange rate determined in accordance with Annexure A

•  OPTION 2:

o  a fixed Australian dollar amount of A$19.50 for your first 2,000 Shares (or for all your Shares if you hold 2,000 Shares or less); and

o  for your remaining Shares (if any), US$15.85 per Share converted into, and then paid to you in, Australian dollars using the exchange rate determined in accordance with Annexure A

•  OPTION 3:

US$15.85 per Share payable to you in US dollars

•  OPTION 4:

o  a fixed Australian dollar amount of A$19.50 for your first 2,000 Shares (or for all your Shares if you hold 2,000 Shares or less); and

o  for your remaining Shares (if any), US$15.85 per Share payable to you in US dollars

If you do not elect which of the alternative forms of consideration will apply to the acquisition of your Shares, the form of consideration that will apply is OPTION 3, unless your registered address is in Australia in which case the form of consideration that will apply is OPTION 1.

6.
Under section 661E of the Act, you have the right, within one month after being given this notice or within 14 days after being given a statement requested under section 661D of the Act (as referred to in paragraph 4 of this notice), whichever is the later, to apply to the Court for an order that the securities not be compulsorily acquired.

7.	The bidder is entitled and bound to acquire the Shares on the terms that applied under the takeover bid immediately before the end of the offer period.

8.
Unless on application made by you under section 661E within one month after being given this notice (as referred to in paragraph 6 of the notice) or within 14 days after being given a statement under section 661D of the Act (as referred to in paragraph 4 of this notice), whichever is the later, the Court otherwise orders, the bidder must comply with paragraph 7 of this notice.

Signature
print name	Ramiro Villarreal	capacity	Director
sign here		date	10 July 2007

Annexure "A" to Form 6021

This is Annexure "A" of 1 page referred to in the Form 6021 signed by me and dated 10 July 2007.

_____________________________________
Ramiro Villarreal, Director

Calculation of exchange rate for OPTION 1 and OPTION 21

If you elect to have part or all of your consideration on compulsory acquisition converted into, and then paid in, Australian dollars (ie. if you elect OPTION 1 or OPTION 2, or if OPTION 1 will otherwise apply to you), Bidder will pay any charges associated with such conversion, and the exchange rate at which consideration will be converted into Australian dollars will be the average of the WM/Reuters Intraday Mid Spot Rates during the period commencing on:

•	the last day of the Takeover Offer Period; or

•	if the Form 6021 is given before the last day of the Takeover Offer Period, on the date they are given,[2]

and ending three Business Days prior to the date Bidder makes payment in accordance with the compulsory acquisition provisions of the Corporations Act.

In all cases, fluctuations in exchange rates are at your risk if you elect OPTION 1 or OPTION 2, or if OPTION 1 will otherwise apply to you.

In this Annexure A:

•	"Bidder" means CEMEX Australia Pty Ltd;

•	"Business Day" means a day on which banks are generally open for business in Sydney, Australia (other than a Saturday or a Sunday);

•	"Takeover Offer Period" means the period during which the takeover offer described in the Form 6021 remains open in accordance with its terms; and

•
"WM/Reuters Intraday Mid Spot Rates" means the A$ to US$ mid rates calculated hourly by The WM Company from 6am to 10pm (London time) on each weekday (excluding certain public holidays when no calculations are made) based on information sourced from Reuters Group PLC.  Further information about The WM Company can be obtained from its website at www.wmcompany.com.  CEMEX publishes an average of the WM/Reuters Intraday Mid Spot Rates for each day on its website at www.cemex.com.

1 As disclosed in the First Supplementary Bidder's Statement dated 8 December 2006, pages 4 to 5.

2 According to section 661B(3) of the Corporations Act, if this notice (Form 6021) is sent by post it is taken to be given 3 days after it was posted.  This notice will be posted on 11 July 2007.